Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Goal Acquisitions Corp. on Form S-1 of our report dated December 21, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Goal Acquisitions Corp. as of November 24, 2020 and for the period from October 26, 2020 (inception) through November 24, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Melville, NY
January 21, 2021